EXHIBIT 99.1
CONTACT:	Gary A. Harmon Chief Financial Officer (706) 625-7990 gary.harmon@dixiegroup.com

THE DIXIE GROUP REPORTS THIRD QUARTER RESULTS

COMPLETES SALE OF ASSETS TO SHAW INDUSTRIES GROUP, INC.

CHATTANOOGA, Tenn. (November 12, 2003) -- The Dixie Group, Inc. (Nasdaq/NM:DXYN) today announced financial results for the three- and nine-month periods ended September 27, 2003. The Company also announced that it has completed the sale of its factory-built housing, needlebond and carpet recycling businesses and related assets to Shaw Industries Group, Inc.

The Dixie Group reported income from continuing operations of $371,000, or $0.03 per diluted share, for the third quarter ended September 27, 2003, compared with income from continuing operations of $2.9 million, or $0.24 per diluted share, for the prior-year period. Sales from continuing operations were $60.9 million for the third quarter of 2003 compared with $58.7 million in the year-earlier period.

For the first nine months of 2003, the Company reported income from continuing operations of $3.6 million, or $0.30 per diluted share, compared with income from continuing operations of $6.9 million, or $0.58 per diluted share, for the same period in 2002. Year-to-date sales from continuing operations were $176.8 million in 2003, compared with $177.3 million in the prior year.

"Much of our focus this year has been to develop the Dixie Home collection of products and to enhance the sales and marketing infrastructure to service this business and gain its acceptance at retail," commented Daniel K. Frierson, chairman and chief executive officer of The Dixie Group. "The acceptance of these products by retailers has been exceptional, and we now have samples placed with most of our target customers. Although many of these samples have only recently been installed at these retail stores, Dixie Home sales showed a marked improvement in the third quarter of 2003. With most of our samples now in place, sales rates have continued to increase in the first six weeks of the fourth quarter. While start-up costs for this initiative had a negative impact on our operating results during the third quarter (approximately $2.7 million) and the first nine months of this year (approximately $6.3 million), we remain optimistic that Dixie Home sales will continue to improve and provide a positive contribution next year.

"Our high-end sales at Masland and Fabrica have continued to grow this year," Frierson continued. "This growth, together with the Dixie Home sales increases, has resulted in gains of almost 7% for the first nine months of 2003, over 10% in the third quarter, and over 20% in the first six weeks of the fourth quarter for carpet sales from our continuing operations."

The previously announced sales agreement with Shaw Industries Group, Inc., executed on September 4, 2003, provided for a cash purchase price of $205.0 million, which, net of liabilities retained by the Company, resulted in a net value for the transaction of approximately $180.0 million. Proceeds received at closing, which are subject to certain adjustments, were used to retire approximately $143 million of the Company's debt, to fund an $8.0 million escrow reserve, and to pay certain debt pre-payment premiums and transaction-related expenses. Approximately $47 million was invested in short-term securities and will be used to pay the retained liabilities when they become due and income taxes related to the transaction. The assets sold included the Company's yarn, tufting, dyeing, finishing, needlebond, distribution and logistics facilities in Calhoun, Georgia, its needlebond facility in Dalton, Georgia, and its carpet recycling facility in Lafayette, Georgia. Approximately 1,100 associates are employed in these facilities.

The transaction is not expected to result in a material net gain or loss; however, the Company will incur costs to extinguish debt retired with the sale proceeds. The Company is also evaluating certain assets that will be impaired as a result of the sale of these businesses. These items and charges, estimated at approximately $12.0 million to $15.0 million after-tax, are expected to have a negative impact on results for the fourth quarter of 2003.

The assets that were a part of the operations sold are classified as assets held for sale on the Company's balance sheets, and results for the operations that were sold have been classified as discontinued operations for all periods presented.

Frierson added, "The sale of these assets allowed us to substantially reduce our debt -- particularly our most costly debt -- and has provided the financial resources to fund growth of our Dixie Home brand and our high-end residential and commercial business through our Masland and Fabrica brands."

Results of the discontinued operations reflected a loss of $1.8 million, or $0.15 per diluted share, in the third quarter of 2003, compared with a loss of $474,000, or $0.04 per diluted share, in the third quarter of 2002. For the first nine months of 2003, discontinued operations reflected a loss of $3.9 million, or $0.33 per diluted share, compared with a loss of $1.0 million, or $0.08 per diluted share, for the corresponding period in the prior year. Including discontinued operations, the Company reported a net loss of $1.4 million, or $0.12 per diluted share, for the third quarter of 2003, compared with net income of $2.4 million, or $0.20 per diluted share, in the third quarter of 2002. For the nine months ended September 27, 2003, the net loss was $346,000, or $0.03 per diluted share, compared with net income of $5.9 million, or $0.50 per diluted share, for the same period in 2002.

A listen-only Internet simulcast and replay of Dixie's conference call may be accessed with appropriate software at the Company's web site or at (www.fulldisclosure.com). The simulcast will begin at approximately 2:00 p.m. Eastern Time on November 13, 2003. A replay will be available approximately two hours later and will continue for approximately 30 days. If Internet access is unavailable, a listen only telephonic conference will be available by dialing 913-981-4903 at least ten minutes before the appointed time. A seven-day telephonic replay will be available two hours after the call ends by dialing 719-457-0820 and entering 696682 when prompted for the access code.

The Dixie Group (www.thedixiegroup.com) is a leading carpet and rug manufacturer and supplier to higher-end residential and commercial customers serviced by Fabrica International, Masland Carpets and to consumers through major retailers under the Dixie Home name. Dixie's Candlewick Yarns serves specialty carpet yarn customers.

Statements in this news release, which relate to the future, are subject to risk factors and uncertainties that could cause actual results to differ materially from those indicated in such forward-looking statements. Such factors include the levels of demand for the products produced in each of the Company's business segments. Other factors that could affect the Company's results include, but are not limited to, raw material and transportation costs related to petroleum prices, the cost and availability of capital, and general economic and competitive conditions related to the Company's business. Issues related to the availability and price of energy may adversely affect the Company's operations. Additional information regarding these and other risk factors and uncertainties may be found in the Company's filings with the Securities and Exchange Commission.

CONSOLIDATED CONDENSED STATEMENTS OF INCOME
(Unaudited; in thousands, except earnings per share

	Three Months Ended		Nine Months Ended
	Sept. 27, 2003	Sept. 28, 2002	Sept. 27, 2003	Sept. 28, 2002

NET SALES Cost of sales	$ 60,921 40,374	$ 58,745 39,064	$ 176,750 116,859	$ 177,285 118,933

GROSS PROFIT Selling and administrative expenses Other (income) expense - net	$20,547 17,967 (113)	$ 19,681 14,099 (197)	59,891 49,135 (843)	58,352 43,778 (681)

Income before interest and taxes Interest expense	$2,693 2,101	5,779 1,194	11,599 5,855	15,255 4,180

Income before income taxes Provision for income taxes	592 221	4,585 1,699	5,744 2,177	11,075 4,164

Income from continuing operations Loss from discontinued operations	371 (1,778)	2,886 (474)	3,567 (3,913)	6,911 (967)

NET INCOME (LOSS)	$ (1,407)	$ 2,412	$ (346)	$ 5,944

Basic earnings (loss) per share: Income from continuing operations Loss from discontinued operations	$ 0.03 (0.15)	$ 0.25 (0.04)	$ 0.30 (0.33)	$ 0.59 (0.08)

BASIC EARNING (LOSS) PER SHARE	$ (0.12)	$ 0.21	$ (0.03)	$ 0.51

Diluted earnings (loss) per share: Income from continuing operations Loss from discontinued operations	$0.03 (0.15)	$0.24 (0.04)	$0.30 (0.33)	0.58 (0.08)

DILUTED EARINGS (LOSS) PER SHARE	$(0.12)	$0.20	$(0.03)	$0.50

Weighted average shares outstanding Basic Diluted	11,748 11,779	11,741 11,798	11,751 11,761	11,715 11,845

CONSOLIDATED CONDENSED BALANCE SHEETS
(in thousands)

	September 27, 2003	December 28, 2002

ASSETS Current Assets Cash and cash equivalents Accounts receivable Inventories Assets held for sale Other	(Unaudited) $ 2,111 20,005 52,301 204,851 8,161	$ 2,440 18,770 42,748 200,407 8,592

Total Current Assets	287,429	272,957

Net Property, Plant and Equipment Goodwill Investment in Affiliate Other Assets	59,781 52,582 11,936 16,572	65,410 52,316 13,458 12,505

TOTAL ASSETS	$ 428,300	$ 416,646

LIABILITIES AND STOCKHOLDERS' EQUITY Current Liabilities Accounts payable and accrued expenses Current portion of long-term debt	$ 73,381 149,988	$ 65,451 13,294

Total Current Liabilities	223,369	78,745

Long-Term Debt Senior indebtedness Subordinated notes Convertible subordinated debentures Accrued Purchase Consideration Other Liabilities Deferred Income Taxes Stockholders' Equity	27,929 --- 27,237 --- 15,831 22,276 111,658	75,408 30,952 29,737 50,000 16,529 23,923 111,352

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$ 428,300	$ 416,646